UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2010

PHARMATHENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with his appointment to the position of President and interim Chief Executive Officer, Eric I. Richman entered into an amendment, dated as of May 18, 2010, to his existing employment agreement with us.  Under his employment agreement, as amended (the “Agreement”), he is paid an annual base salary of $350,000 effective from May 2, 2010.  Mr. Richman is also eligible for an annual cash bonus of (a) with respect to the fiscal year ending December 31, 2010, up to an additional 60% of his base salary based on the achievement of certain predetermined corporate objectives (the achievement of such objectives being determined by the Compensation Committee) and (b) with respect to subsequent years, at such percentage and with such corporate objectives as determined by the Compensation Committee in consultation with Mr. Richman.  Mr. Richman is also eligible for an additional cash bonus of 60% of his base salary in the event that he is not named Chief Executive Officer during his employment period under the Agreement, whether or not Mr. Richman remains an employee of the Company.

Pursuant to the Agreement, as of May 18, 2010 Mr. Richman was granted an option, under our 2007 Long-Term Incentive Compensation Plan, as amended, to purchase 100,000 shares of our common stock at an exercise price of $1.48 per share, the closing price of our common stock on the NYSE Amex on May 18, 2010.  The option, which has a term of ten years, vests in full on May 2, 2011, subject to immediate vesting upon any of the following events occurring during the employment period under the Agreement: (i) Mr. Richman is not appointed as the Chief Executive Officer of the Company, (ii) a change in control (as defined in the Agreement) occurs, or (iii) Mr. Richman's employment is terminated other than for cause, for good reason (as defined in the Agreement), or due to death or disability.  In addition, in the event that someone else is appointed as Chief Executive Officer of the Company in lieu of Mr. Richman (the “Successor CEO”), all equity-based awards issued by us (including the option granted on May 18, 2010) held by Mr. Richman and not then vested that would otherwise vest during the 12-month period following the appointment of the Successor CEO will immediately and fully vest.  In the event of a change in control during Mr. Richman's employment period and a termination other than for cause or a termination for good reason occurs on or within three months of the consummation of the change in control, all equity issued by the Company held by Mr. Richman and not then vested will immediately and fully vest.

If Mr. Richman is terminated other than for cause or he resigns for good reason as defined below, Mr. Richman is entitled to receive (A) severance payments in the form of a continuation of his base salary in effect immediately prior to the termination for a period of 12 months following the termination, (B) COBRA coverage, to the extent elected, provided at the same premiums as are charged to active employees for the same level of group health coverage for a period of 12 months following termination, and (C) the accelerated vesting of equity-based awards described above, all of which are payable in consideration for and only after he executes a general release containing terms reasonably satisfactory to us within 45 days of termination of employment.

The above description of the Agreement is qualified by reference to the text of such Agreement, which is filed as Exhibit 10.30.3 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.30.3	Amendment to Employment Agreement dated as of May 18, 2010 by and betweenPharmAthene, Inc. and Eric Richman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: May 24, 2010	By:	/s/ Charles A. Reinhart III
Charles A. Reinhart III
Senior Vice President and Chief Financial Officer